Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. ANNOUNCES ACQUISITION OF

CUSHMAN FRUIT COMPANY

CUSHMAN’S IS HARRY & DAVID’S SECOND

ACQUISITION OF 2008

MEDFORD, Oregon – August 11, 2008 – Harry & David Holdings, Inc., today announced that it has acquired Cushman Fruit Company, based in West Palm Beach, Florida. Specific terms of the transaction were not disclosed.

Cushman’s, founded in 1945, is a privately held, multi-channel direct marketer of specialty foods, primarily Florida citrus. The company is best known for its Cushman HoneyBells®, a rare natural hybrid of Dancy Tangerine and Duncan Grapefruit. Cushman’s generated sales of approximately $19 million in fiscal 2007.

“Cushman’s delicious HoneyBells® and citrus fruits, its rich family heritage, and its dedication to customer service made this a natural acquisition for us. Cushman HoneyBells® join Harry & David’s Royal Riviera® Pears and Wolferman’s® English Muffins in our family of nationally recognized brands,” stated Bill Williams, President and Chief Executive Officer of Harry & David Holdings, Inc. “Like Harry & David, Cushman’s sells only the finest products and has cultivated an extraordinarily loyal customer base.”

“Our brands are very complementary. The entire Cushman’s team and I look forward to working with everyone at Harry & David to significantly expand Cushman’s strong direct marketing, Internet and wholesale businesses,” said Allen Cushman, President of Cushman’s.

In January 2008, Harry & David Holdings, Inc. announced and completed the acquisition of Wolferman’s, a leading multi-channel marketer of premium gift breakfast products.

About Cushman’s Fruit Company

Founded in 1945 and headquartered in West Palm Beach, Florida, Cushman Fruit Company is a family-owned multi-channel marketer of specialty foods, primarily citrus, from Florida’s premium groves and the finest small farms and orchards across America. The company is best known for its Cushman HoneyBells®, a rare natural hybrid of Dancy Tangerine and Duncan Grapefruit, and the world’s only limited edition fruit. More information is available at www.honeybell.com

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David® brand. For more information please visit www.harryanddavid.com.

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News Media Contact	Investor/Company Contact
Bill Ihle	Steve O’Connell, CFO
EVP Corporate Relations	Chief Financial Officer
bilhe@harryanddavid.com	soconnell@harryanddavid.com
(541) 864-2145	(541) 864-2164